Exhibit 10.12
September 17, 2019

Robbie Traube

Re: Offer of Employment by Zuora, Inc.

Dear Robbie,

I am very pleased to confirm our offer to you of employment with Zuora, Inc., a Delaware Corporation (the “Company”). You will report to the CEO, Tien Tzuo in the position of Chief Revenue Officer. Your start date will be on or before November 4, 2019. The terms of our offer and the benefits currently provided by the Company are as follows and your employment is contingent upon the successful completion of a reference and background check.

1.Starting Salary. Your starting salary will be three hundred and seventy five thousand dollars ($375,000) per year, subject to applicable taxes and withholdings, and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. The Company currently pays salary on the 15th and last day of each month.

2.Bonus Target. Subject to Company performance, you will be eligible to participate in the Cash Bonus Plan and have the opportunity to earn 100%, equal to an annualized amount of three hundred and seventy five thousand dollars (“Target”), of your base salary for a total on target earnings (OTE) of seven hundred and fifty thousand dollars ($750,000) per year, subject to applicable taxes and withholdings.

For FY20, you will be issued your executive incentive compensation payout at Target, prorated for your time employed by the Company.

3.Sign-on Bonus. You will also receive a one time sign on bonus of five hundred thousand dollar ($500,000), subject to applicable taxes and witholdings, to be paid in the first payroll processed immediately following your start date. If you voluntarily terminate your employment within the first twelve months you will be responsible for repayment of the after-tax amount of the sign-on bonus received by you in its entirety. The company also agrees to pay legal fees up to twenty-five hundred dollars ($2,500) to cover any associated legal fees.

4.Benefits. In addition, you will be eligible to participate in regular health insurance, and other employee benefit plans established by the Company for its employees from time to time. As Chief Revenue Officer, you will also be entitled to participate in our “unlimited vacation” policy which allows you to take time off as needed. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future

Employment Offer

5.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning equity awards granted to you under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.Equity Awards. Subject to the approval of the Compensation Committee of Zuora’s Board of Directors (the “Committee”) (which approval has been recommended by the CEO), you will be granted the following equity awards effective on your start date that will vest upon your continuous service with the Company as follows:

a.100,000 restricted stock units (the “RSUs”) which will vest over a four-year period, with 1/4th of the shares subject to the RSU vesting on the first anniversary of your start date and 1/16th of the shares subject to the RSUs vesting quarterly thereafter.
b.A stock option to purchase 250,000 shares of Zuora common stock, (the “Option Grant”). The Option Grant will vest over a four-year period, with 1/4th of the shares subject to the Option Grant vesting on the first anniversary of your start date and 1/48th vesting monthly thereafter.
c.100,000 restricted stock units (the “Bridge Grant”) which will vest immediately upon your start date.
d.A stock option to purchase 75,000 shares of Zuora common stock, (the “FY22 Grant”). The FY22 Grant will start to vest in 2021 aligned with the vesting start date (the “FY22 Vest Start Date”) of the rest of the executive refresh stock grants issued in 2021 (provided that the FY22 Vest Start Date will not be later than the beginning of Zuora’s second fiscal quarter of its 2022 fiscal year). The FY22 Grant will vest over a four-year period, with 1/48th of the shares subject to the FY22 Grant vesting monthly following the FY22 Vest Start Date.
e.A stock option to purchase 50,000 shares of Zuora common stock, (the “FY23 Grant”). The FY23 Grant will start to vest in 2022 aligned with the vesting start date (the “FY23 Vest Start Date”) of the rest of the executive refresh stock grants issued in 2022 (provided that the FY23 Vest Start Date will not be later than the beginning of Zuora’s second fiscal quarter of its 2023 fiscal year). The FY23 Grant will vest over a four-year period, with 1/48th of the shares subject to the FY23 Grant vesting monthly following the FY23 Vest Start Date.

Employment Offer

The RSUs, Option Grant, Bridge Grant, FY22 Grant, and FY23 Grant (collectively, the “Equity Grants”) are in all cases for Zuora’s Class A common stock and will be subject to the terms and conditions of Zuora’s 2018 Equity Incentive Plan (“Plan”) and the applicable agreements evidencing the Equity Grants. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment with Zuora. In the addition to the equity grants listed above, you will be eligible for annual refresh grants. The value of your grant will be based on the market benchmark data for your role and your performance. The final grant amount will require CEO and Committee approval.

In addition, subject to the Committee’s approval (which approval has been recommended by the CEO), the Company will enter into a Change in Control and Severance Agreement with you in the form attached hereto.

7.Non-Solicitation. During your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity.

8.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our officer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

9.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to resent documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the

Employment Offer

essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.Acceptance. This offer will remain open until September 18, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Robbie, we look forward to the opportunity to welcome you to Zuora, Inc.

Very truly yous,

/s/ Rene C. Cirulli
Rene C. Cirulli, VP Talent

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Robbie Traube
Robbie Traube